Exhibit 99

FOR IMMEDIATE RELEASE:

Friday, November 18, 2005

RECOV ENERGY CORP. TARGETS MINING SECTOR

AND APPOINTS NEW CFO

Jersey City, NJ – Friday, November 18, 2005 – RECOV Energy Corp. (“RECOV” or the “Company”) (OTC BB: RCOV) today announced that it has determined that the Company will begin to focus on potential acquisition candidates in the mining sector.  Management believes that this sector is poised for the potential of long term sustainable growth as evidenced by current market trends showing Gold, Silver and Copper trading at near record levels.  Additionally, the Company has secured the services of a CFO with extensive experience in the mining and exploration sector.

RECOV recognizes the benefits brought by the addition of an experienced CFO to its management team as a first step to recruit seasoned management professionals to provide strong leadership for the Company as it enters this new business sector.  L. James Porter, CPA has agreed to join RECOV as its CFO and to become a member of the Board of Directors.  Mr. Porter, a Chartered Financial Analyst and Certified Public Accountant, has extensive experience in corporate affairs and fund-raising, with over 10 years experience with the management, financing and administration of US and Canadian publicly listed companies including mineral exploration companies. Previous to that, Mr. Porter served for over 7 years with a major international accounting firm where he was a Senior Manager serving a number of mining companies including large concerns such as BHP and Newmont. Mr. Porter will have primary responsibility over the financial and continuous disclosure functions of the Company and mineral project evaluations. More detailed biographical information will be included in an 8-k that will be filed regarding Mr. Porter’s joining the Company.

Safe Harbor Disclosure -- This Press Release contains or incorporates by reference "forward-looking statements," including certain information with respect to plans and strategies of RECOV Energy, Corp. For this purpose, any statements contained herein or incorporated herein by reference that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the forgoing, the words "anticipate(s)," "believe(s)," "expect(s)," "intend(s)," "plan(s)", "potential(ly)" and similar expressions are intended to identify forward- looking statements. There are a number of important factors that could cause actual events or actual results of RCOV to differ materially from those indicated by such forward-looking statements.

For more information please contact:

RECOV ENERGY CORP.

Phone: 201-217-4137